Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS THIRD QUARTER 2006 RESULTS

•	Net income was $1.29 per share, which included tax benefits of $0.04 per share and net realized investment gains of $0.01 per share

•	Selling, general and administrative expense ratio continued to improve, declining by 130 basis points from prior year and by 20 basis points from second quarter of 2006

•	Full year 2006 earnings guidance raised to $4.81 per share, including tax benefits of $0.04 per share and net realized investment losses of $0.01 per share

•	Completed $4.0 billion in share repurchases year-to-date through September 30, 2006, and repurchase authorization was increased to $4.5 billion for 2006

Indianapolis, IN – October 25, 2006 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2006 net income was $810.8 million, or $1.29 per share, an increase of 26.5 percent from $1.02 per share in the third quarter of 2005. Current quarter results included $0.04 per share in tax benefits, resulting from a lower effective tax rate due to changes in the Company’s state tax apportionment factors following the WellChoice acquisition, net realized investment gains of $0.01 per share and, as expected, costs of $0.05 per share for expensing stock options in accordance with FAS 123R.

“We are very pleased with our continued strong performance in 2006, and our third quarter results reinforce our earnings growth expectations for the remainder of the year,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “Looking ahead to 2007, we anticipate another year of robust growth in our National Accounts business, along with further expansion of our Medicaid membership base following our recent contract awards. As we enter the open enrollment season, we are seeing significant interest and early activity for our Lumenos consumer-driven health plans. These innovative and affordable CDHP products will be available beginning January 1st for individuals, local group business and national accounts. While we will release our specific 2007 outlook in December, we expect continued earnings per share growth and further improvement in operating margins through more efficient operations.”

“We continue to focus on improving returns for our shareholders through our share repurchase program,” said David C. Colby, executive vice president and chief financial officer of WellPoint, Inc. “During the third quarter, we used $399.6 million to repurchase 5.4 million shares of our common stock and the Board approved an additional $500 million in share repurchase authorization, bringing our 2006 total authorization to $4.5 billion, which we plan to utilize in the fourth quarter. Cash flow from operations was strong for the quarter. While reported operating cash flow for the quarter was $614.7 million, this amount included only two months of Centers for Medicare & Medicaid Services

(“CMS”) payments which average $448.4 million per month. If we had received three CMS payments during the quarter, operating cash flow would have been 1.3 times net income for the third quarter. We continue to expect strong cash flow during the next year and will continue to use our cash to grow our business and maximize shareholder value.”

COMPARABLE BASIS INFORMATION

On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. For accounting purposes, the transaction was assumed to have closed on December 31, 2005. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for 2005.

Unless otherwise indicated, the analysis in this press release compares reported financial results and does not adjust results for the effects of this acquisition. In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations of the former WellChoice, Inc. in the comparable historical results. The “comparable basis” information is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable basis information are either described within the text of the press release, or in the tables at the end of the press release where such comparable basis information is reconciled to WellPoint, Inc.’s reported GAAP financial results.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.2 million members at September 30, 2006, an increase of 5.2 million members from 29.0 million at September 30, 2005, including approximately 4.8 million members acquired through the WellChoice transaction.

On a comparable basis, enrollment increased by 558,000 members since September 30, 2005. Each of the Company’s geographic regions experienced growth, reflecting the strong diversity in the Company’s medical membership base.

From a customer segment perspective, the increase in membership was driven by the National Accounts business, which grew by 765,000 members on a comparable basis. Large, multi-state employers continue to be attracted to WellPoint’s superior value proposition, which includes broad, cost-effective networks available through the BlueCard program, as well as cutting-edge Lumenos consumer-driven capabilities and leading wellness and care management programs. The Company also experienced growth of 134,000 members in its State Sponsored operations during the past 12 months. With the ability to offer a comprehensive array of health management services to the nation’s Medicaid recipients, the Company has been successful with several recent contract awards in Indiana, Kansas, Ohio and Nevada.

Individual and Small Group (“ISG”) and Senior businesses also experienced growth over the past 12 months. Large Group enrollment declined from the prior year, primarily due to the previously-announced losses of two large groups totaling approximately 410,000 members.

Medicare Part D enrollment grew by 42,000 members during the quarter, totaling 1.6 million members as of September 30, 2006. The Company is well-positioned for continued success in this program based on the 2007 bid information recently released by CMS.

Operating Revenue: Operating revenue was $14.2 billion in the third quarter of 2006, an increase of 29.0 percent from $11.0 billion in the prior year quarter.

On a comparable basis, third quarter 2006 operating revenue increased by $1.6 billion, or 12.3 percent, versus $12.6 billion in the prior year period. The increase resulted primarily from disciplined pricing, the addition of the New York state prescription drug contract in 2006, enrollment in the Company’s Medicare Part D products and increased reimbursement in the Federal Employee Program (“FEP”).

Benefit Expense Ratio: The benefit expense ratio was 81.3 percent in the third quarter of 2006, a 180 basis point increase compared with 79.5 percent in the third quarter of 2005.

On a comparable basis, the benefit expense ratio increased by 80 basis points, from 80.5 percent in the third quarter of 2005. The 80 basis point increase primarily resulted from the addition of the New York state prescription drug contract, which has a higher-than-average benefit expense ratio, and increased medical expenses in the FEP, for which the Company is reimbursed for its costs plus a fee.

The benefit expense ratio increased by 10 basis points sequentially, from 81.2 percent in the second quarter of 2006. Increased medical expenses in the FEP resulted in a 20 basis point increase in the benefit expense ratio in the third quarter, which was partially offset by other items including Medicare Part D experience.

Premium and Cost Trends: Trends include Large Group and ISG fully-insured businesses.

For the rolling 12-month period ended September 30, 2006, the primary drivers of medical trend were inpatient and outpatient costs. Commercial premium yield for the same period exceeded total cost trend, where total cost trend included medical costs and selling, general and administrative (“SG&A”) expense, resulting in an increase in underwriting margin. The Company continues to expect that full year 2006 medical cost trend will be less than 8.0 percent.

SG&A Expense Ratio: The SG&A expense ratio was 15.5 percent in the third quarter of 2006, a decrease of 130 basis points from 16.8 percent in the third quarter of 2005. The current quarter included costs for expensing stock options in accordance with FAS 123R, which added 30 basis points to the SG&A ratio.

On a comparable basis, the SG&A expense ratio declined by 110 basis points, compared with 16.6 percent in the third quarter of 2005. The ratio improved significantly year-over-year as the Company continued to control spending, spread administrative expenses across a growing revenue base and realize integration synergies and efficiencies.

The SG&A expense ratio declined by 20 basis points compared to 15.7 percent in the second quarter of 2006, reflecting continued leveraging of SG&A costs across a growing revenue base. The Company remains confident in its ability to further reduce the SG&A ratio, as even greater efficiencies are achieved through the Company’s new organizational structure.

Operating Cash Flow: For the first nine months of 2006, operating cash flow totaled $2.6 billion, or 1.1 times net income. Operating cash flow totaled $614.7 million in the third quarter, as the Company received only two CMS monthly payments of approximately $448.4 million each. For the quarter, operating cash flow was 0.8 times net income. If three monthly CMS payments had been received during the quarter, operating cash flow would have been 1.3 times net income.

Days in Claims Payable: Days in claims payable as of September 30, 2006, was 45.6 days, an increase of 0.8 days from 44.8 days as of June 30, 2006. This increase was primarily due to an increase in claims payment cycle times due to the migration away from certain legacy claims systems and the timing of PBM pharmacy claim payments.

Share Repurchase Program: During the third quarter 2006, the Company repurchased 5.4 million shares of its common stock for $399.6 million. The Board of Directors increased the share repurchase authorization by $500 million on August 17, 2006, to $4.5 billion. As of September 30, 2006, there was $500 million available under the Board’s current repurchase authorization. Based on the current stock price and strong year-to-date financial results, the Company intends to utilize this remaining authorization during the fourth quarter of 2006, subject to market conditions. At September 30, 2006, cash and investments held at the parent company totaled approximately $1.5 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

($ In Millions)	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005	Change	2006	2005	Change
Operating Revenue
Health Care	$13,644.9	$10,493.4	30.0%	$40,094.0	$31,251.4	28.3%
Specialty	902.7	768.8	17.4%	2,637.3	2,272.3	16.1%
Other:
External Customers	114.8	84.8	35.4%	346.1	257.2	34.6%
Intercompany Eliminations	(463.9)	(344.4)	(34.7)%	(1,321.9)	(986.5)	(34.0)%

Total Other	(349.1)	(259.6)	(34.5)%	(975.8)	(729.3)	(33.8)%

Total Operating Revenue	14,198.5	11,002.6	29.0%	41,755.5	32,794.4	27.3%

Operating Gain (Loss)
Health Care	$1,093.9	$905.6	20.8%	$3,190.4	$2,539.5	25.6%
Specialty	128.7	100.2	28.4%	380.4	293.6	29.6%
Other	(15.0)	(21.0)	28.6%	(55.6)	(91.9)	39.5%

Health Care: Operating gain for the Health Care segment was approximately $1.1 billion in the third quarter of 2006, an increase of 20.8 percent, compared with $905.6 million in the third quarter of 2005.

On a comparable basis, third quarter 2006 operating gain increased by $87.8 million, or 8.7 percent, compared with $1.0 billion in the prior year quarter. Performance in the Health Care segment improved year-over-year due to disciplined underwriting, enrollment in the Company’s Medicare Part D products and continued SG&A expense control. Operating gain in the third quarter of 2006 included costs of $43.5 million for expensing stock options in accordance with FAS 123R.

Specialty: Operating gain totaled $128.7 million in the third quarter of 2006, an increase of 28.4 percent compared with $100.2 million in the third quarter of 2005 on both a reported and comparable basis. The increase resulted primarily from higher PBM prescription volume with the addition of Medicare Part D. The Company continues to see growth in its other ongoing specialty operations.

OUTLOOK

Full Year 2006:

•	The Company now expects net income of $4.81 per share, including tax benefits of $0.04 per share and net realized investment losses of $0.01 per share. This estimate assumes the Company completes its remaining share repurchase authorization during the fourth quarter of 2006.

•	Operating revenue is expected to total approximately $56.1 billion.

•	The benefit expense ratio is expected to be approximately 81.0 percent.

•	The SG&A expense ratio is expected to be approximately 15.9 percent.

•	The Company now expects operating cash flow in excess of $3.8 billion, including settlement of the multi-district litigation. In October 2006, the court gave final approval to the Company’s negotiated settlement and $209.5 million was paid to settle those claims.

•	Year-end medical enrollment is expected to be approximately 34.3 million members.

Full Year 2007:

•	The Company expects to achieve its targeted 15 percent growth in net income per share in 2007. The Company is in the process of finalizing its 2007 annual plan and will provide formal guidance for 2007 at its Investor Conference on December 12, 2006. A live webcast of this event will be available at www.wellpoint.com.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. Accordingly, operations of the former WellChoice, Inc. are included in reported financial results for 2006. However, operations of the former WellChoice, Inc. are not included in reported financial results for 2005.

3.	Amounts for 2005 and prior do not include the impact of expensing stock options in accordance with FAS 123R. The Company’s 2006 reported results and its outlook for the remainder of 2006 and 2007, however, do include this impact.

4.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 842195. The replay will be available from 1:45 p.m. EDT today until the end of the day on November 8, 2006. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Wayne DeVeydt, 317-488-6390	Karen Brown, 317-488-6438

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

					Change from
Medical Membership	September 30, 2006	As Reported September 30, 2005	Comparable Basis (1) September 30, 2005	December 31, 2005	Comparable Basis (1) September 30, 2005	December 31, 2005
Customer Type
Large Group	15,926	13,268	16,292	16,362	(2.2)%	(2.7)%
Individual and Small Group (“ISG”)	5,651	5,294	5,636	5,645	0.3%	0.1%

National Accounts	5,144	3,505	4,745	4,776	8.4%	7.7%
BlueCard	4,214	4,023	3,848	3,915	9.5%	7.6%

Total National	9,358	7,528	8,593	8,691	8.9%	7.7%

Senior	1,231	1,073	1,221	1,224	0.8%	0.6%
State Sponsored	2,024	1,825	1,890	1,934	7.1%	4.7%

Total	34,190	28,988	33,632	33,856	1.7%	1.0%

Funding Arrangement
Self-Funded	16,937	14,650	16,400	16,584	3.3%	2.1%
Fully-Insured	17,253	14,338	17,232	17,272	0.1%	(0.1)%

Total	34,190	28,988	33,632	33,856	1.7%	1.0%

Regional Membership
East	13,776	8,740	13,629	13,800	1.1%	(0.2)%
Central	11,121	11,102	10,976	10,970	1.3%	1.4%
West	9,293	9,146	9,027	9,086	2.9%	2.3%

Total	34,190	28,988	33,632	33,856	1.7%	1.0%

Specialty Metrics
PBM Prescription Volume (2)	90,308	84,711	84,711	91,813	6.6%	(1.6)%
Behavioral Health Membership	16,048	13,804	13,804	15,669	16.3%	2.4%
Life and Disability Membership	5,956	5,743	5,743	5,826	3.7%	2.2%
Dental Membership	5,193	5,107	5,372	5,195	(3.3)%	—
Medicare Part D Membership (3)	1,569	—	—	—	—	—
Vision Membership	1,255	785	785	816	59.9%	53.8%

(1)	“Comparable Basis” data was calculated by adding historical data for the former WellChoice, Inc. to WellPoint, Inc.’s historical data, and adjusting the combined totals to ensure a consistent approach for counting membership and to eliminate overlapping BlueCard host membership.
(2)	Represents quarterly prescription volume at the Company’s PBM operation.
(3)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended September 30
	2006	2005	Change
Revenues
Premiums	$13,180.3	$10,182.1	29.4%
Administrative fees	867.8	688.9	26.0%
Other revenue	150.4	131.6	14.3%

Total operating revenue	14,198.5	11,002.6	29.0%
Net investment income	222.8	154.7	44.0%
Net realized gains (losses) on investments	4.6	(0.4)	—

Total revenues	14,425.9	11,156.9	29.3%

Expenses
Benefit expense	10,720.8	8,096.2	32.4%
Selling, general and administrative expense
Selling expense	415.7	370.6	12.2%
General and administrative expense	1,783.0	1,477.2	20.7%

Total selling, general and administrative expense	2,198.7	1,847.8	19.0%
Cost of drugs	71.4	73.8	(3.3)%
Interest expense	105.6	56.1	88.2%
Amortization of other intangible assets	74.8	59.6	25.5%

Total expenses	13,171.3	10,133.5	30.0%
Income before income taxes	1,254.6	1,023.4	22.6%
Income taxes	443.8	382.7	16.0%

Net income	$810.8	$640.7	26.5%

Net income per diluted share	$1.29	$1.02	26.5%

Diluted shares (in millions)	630.6	627.7	0.5%

Benefit expense as a percentage of premiums	81.3%	79.5%	180	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.5%	16.8%	(130	)bp
Income before income taxes as a percentage of total revenues	8.7%	9.2%	(50	)bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Nine Months Ended September 30		Change
	2006	2005
Revenues
Premiums	$38,678.0	$30,394.8	27.3%
Administrative fees	2,628.9	2,013.8	30.5%
Other revenue	448.6	385.8	16.3%

Total operating revenue	41,755.5	32,794.4	27.3%
Net investment income	653.4	453.2	44.2%
Net realized (losses) gains on investments	(11.4)	1.4	—

Total revenues	42,397.5	33,249.0	27.5%

Expenses
Benefit expense	31,443.9	24,424.9	28.7%
Selling, general and administrative expense
Selling expense	1,230.3	1,097.7	12.1%
General and administrative expense	5,333.1	4,312.1	23.7%

Total selling, general and administrative expense	6,563.4	5,409.8	21.3%
Cost of drugs	233.0	218.5	6.6%
Interest expense	303.5	168.2	80.4%
Amortization of other intangible assets	223.1	178.7	24.8%

Total expenses	38,766.9	30,400.1	27.5%
Income before income taxes	3,630.6	2,848.9	27.4%
Income taxes	1,336.8	1,037.1	28.9%

Net income	$2,293.8	$1,811.8	26.6%

Net income per diluted share	$3.54	$2.90	22.1%

Diluted shares (in millions)	647.1	624.7	3.6%

Benefit expense as a percentage of premiums	81.3%	80.4%	90	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.5%	(80	)bp
Income before income taxes as a percentage of total revenues	8.6%	8.6%	0	bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,229.5	$2,740.2
Investments available-for-sale, at fair value	2,274.8	2,182.8
Other invested assets, current	406.0	307.0
Accrued investment income	156.9	156.8
Premiums and self-funded receivables	2,598.0	2,216.4
Other receivables	1,129.9	831.4
Securities lending collateral	899.0	1,389.9
Deferred tax assets, net	784.5	689.0
Other current assets	1,158.4	1,022.7

Total current assets	11,637.0	11,536.2
Long-term investments	15,423.4	15,106.0
Property and equipment, net	993.4	1,078.6
Goodwill	13,455.9	13,469.1
Other intangible assets	9,469.0	9,686.4
Other noncurrent assets	505.5	410.9

Total assets	$51,484.2	$51,287.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,309.1	$4,853.4
Reserves for future policy benefits	81.9	82.1
Other policyholder liabilities	2,147.3	1,752.3

Total policy liabilities	7,538.3	6,687.8
Unearned income	1,057.7	1,057.1
Accounts payable and accrued expenses	3,244.2	2,860.4
Income taxes payable	539.9	833.4
Security trades pending payable	50.5	181.8
Securities lending payable	899.0	1,389.9
Current portion of long-term debt	221.5	481.2
Other current liabilities	1,399.5	1,286.8

Total current liabilities	14,950.6	14,778.4

Long-term debt, less current portion	7,122.2	6,324.7
Reserves for future policy benefits, noncurrent	644.3	679.9
Deferred tax liability, net	3,323.2	3,267.1
Other noncurrent liabilities	1,300.5	1,244.0

Total liabilities	27,340.8	26,294.1

Shareholders’ equity
Common stock	6.2	6.6
Additional paid-in capital	19,951.2	20,915.4
Retained earnings	4,167.1	4,173.5
Unearned stock compensation	—	(82.1)
Accumulated other comprehensive income (loss)	18.9	(20.3)

Total shareholders’ equity	24,143.4	24,993.1

Total liabilities and shareholders’ equity	$51,484.2	$51,287.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

($ In Millions)	Nine Months Ended September 30
	2006	2005
Operating activities
Net income	$2,293.8	$1,811.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	11.4	(1.4)
Loss on disposal of assets	0.4	2.1
Deferred income taxes	27.8	(59.1)
Amortization, net of accretion	348.9	331.5
Depreciation	101.3	89.3
Share-based compensation	212.3	60.5
Excess tax benefits from share-based compensation	(113.4)	—
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(676.2)	(213.5)
Other invested assets, current	(98.5)	—
Other assets	(229.4)	(102.7)
Policy liabilities	806.8	(0.6)
Unearned income	0.6	122.7
Accounts payable and accrued expenses	(45.2)	95.1
Other liabilities	122.7	(230.4)
Income taxes	(150.0)	415.1

Net cash provided by operating activities	2,613.3	2,320.4

Investing activities
Purchases of fixed maturity securities	(9,310.2)	(12,404.3)
Proceeds from sales and maturities of fixed maturity securities	9,121.1	11,337.5
Purchases of equity securities	(2,136.1)	(3,855.5)
Proceeds from sales of equity securities	1,841.5	3,757.7
Changes in securities lending collateral	490.9	(342.4)
Purchases of subsidiaries, net of cash acquired	(25.0)	(330.2)
Payment for settlement of cash flow hedge	(24.7)	—
Purchases of property and equipment	(130.5)	(118.8)
Proceeds from sales of property and equipment	11.3	8.0

Net cash used in investing activities	(161.7)	(1,948.0)

Financing activities
Net proceeds from commercial paper borrowings	29.0	127.9
Proceeds from long-term borrowings	2,668.9	—
Repayment of long-term borrowings	(2,159.5)	(150.0)
Changes in securities lending payable	(490.9)	342.4
Changes in bank overdrafts	414.5	(27.5)
Repurchase and retirement of common stock	(4,000.0)	(333.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	462.3	373.2
Proceeds from sale of put options	—	1.1
Excess tax benefits from share-based compensation	113.4	—

Net cash (used in) provided by financing activities	(2,962.3)	333.7

Change in cash and cash equivalents	(510.7)	706.1
Cash and cash equivalents at beginning of period	2,740.2	1,457.2

Cash and cash equivalents at end of period	$2,229.5	$2,163.3

WellPoint, Inc.

Reconciliation of Medical Claims Payable

($ In Millions)	Nine Months Ended September 30		Year Ended December 31
	2006	2005	2005	2004	2003
	(Unaudited)
Gross medical claims payable, beginning of period	$4,853.4	$4,134.0	$4,134.0	$1,836.0	$1,797.3
Ceded medical claims payable, beginning of period	(27.7)	(31.9)	(31.9)	(8.7)	(2.8)

Net medical claims payable, beginning of period	4,825.7	4,102.1	4,102.1	1,827.3	1,794.5
Business combinations and purchase adjustments	(6.4)	—	784.5	2,331.0	(20.6)
Net incurred medical claims:
Current year	31,845.2	24,707.8	32,865.6	15,344.9	12,316.7
Prior years (redundancies) [1]	(576.5)	(600.0)	(644.9)	(171.9)	(225.9)

Total net incurred medical claims	31,268.7	24,107.8	32,220.7	15,173.0	12,090.8
Net payments attributable to:
Current year medical claims	26,830.6	20,900.3	28,997.1	12,453.2	10,546.5
Prior years medical claims	3,989.3	3,233.0	3,284.5	2,776.0	1,490.9

Total net payments	30,819.9	24,133.3	32,281.6	15,229.2	12,037.4
Net medical claims payable, end of period	5,268.1	4,076.6	4,825.7	4,102.1	1,827.3
Ceded medical claims, end of period	41.0	31.1	27.7	31.9	8.7

Gross medical claims payable, end of period	$5,309.1	$4,107.7	$4,853.4	$4,134.0	$1,836.0

Current year medical claims paid as a percent of current year net incurred medical claims	84.3%	84.6%	88.2%	81.2%[2]	85.6%
Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	13.6%	17.1%	18.7%	10.4%	14.4%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported [3]	1.8%	3.9%	4.2%	1.4%	2.3%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions [3]	1.5%	1.9%	2.1%	1.4%	2.0%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]	This ratio is impacted by having only one month of net incurred medical claims and payments for the former WellPoint Health Networks Inc. (“WHN”) in 2004. If WHN had not been included in 2004, current year medical claims paid would have been $12,057.7 million, current year net incurred medical claims would have been $13,835.1 million and the adjusted ratio would have been 87.2%.
[3]	For all periods presented, except for the year ended December 31, 2004, the reported ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005, WHN in 2004 and the former Trigon Healthcare, Inc. in 2002). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable - Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Nine Months Ended September 30, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - nine months ended September 30, 2006 (As Reported)	$576.5
Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.8%
Net incurred medical claims - year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.5%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Nine Months Ended September 30, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies) - nine months ended September 30, 2005 (As Reported)	$600.0
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	3.9%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	1.9%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

Ratio for the Year Ended December 31, 2005

This ratio is impacted by having only one month of net incurred medical claims for WHN in 2004.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [3]	$30,819.1
Ratio (As Adjusted)	2.1%

[3]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

Ratio for the Year Ended December 31, 2003

This ratio is impacted by having only five months of net incurred medical claims for the former Trigon Healthcare, Inc. (“TGH”) in 2002.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2003 (As Reported)	$225.9
Net incurred medical claims - year ended December 31, 2002 (As Reported)	$9,838.5
Ratio (As Reported)	2.3%
Net incurred medical claims - year ended December 31, 2002 (Comparable Basis) [4]	$11,057.8
Ratio (As Adjusted)	2.0%

[4]	Represents comparable benefit expense, assuming TGH had been owned for the entire year ended December 31, 2002.

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

	As Reported Three Months Ended September 30				Comparable Basis (1) Three Months Ended September 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$13,180.3	$10,182.1	29.4%		$11,673.7	$1,506.6	12.9%
Administrative fees	867.8	688.9	26.0%		840.9	26.9	3.2%
Other revenue	150.4	131.6	14.3%		131.7	18.7	14.2%

Total operating revenue	14,198.5	11,002.6	29.0%		12,646.3	1,552.2	12.3%
Expenses
Benefit expense	10,720.8	8,096.2	32.4%		9,392.7	1,328.1	14.1%
Selling, general and administrative expense
Selling expense	415.7	370.6	12.2%		390.1	25.6	6.6%
General and administrative expense	1,783.0	1,477.2	20.7%		1,707.1	75.9	4.4%

Total selling, general and administrative expense	2,198.7	1,847.8	19.0%		2,097.2	101.5	4.8%
Cost of drugs	71.4	73.8	(3.3)%		73.8	(2.4)	(3.3)%
Benefit expense as a percentage of premiums	81.3%	79.5%	180	bp	80.5%		80	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.5%	16.8%	(130	)bp	16.6%		(110	)bp

	As Reported Nine Months Ended September 30				Comparable Basis (1) Nine Months Ended September 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Revenues
Premiums	$38,678.0	$30,394.8	27.3%		$34,738.5	$3,939.5	11.3%
Administrative fees	2,628.9	2,013.8	30.5%		2,469.4	159.5	6.5%
Other revenue	448.6	385.8	16.3%		385.7	62.9	16.3%

Total operating revenue	41,755.5	32,794.4	27.3%		37,593.6	4,161.9	11.1%
Expenses
Benefit expense	31,443.9	24,424.9	28.7%		28,169.8	3,274.1	11.6%
Selling, general and administrative expense
Selling expense	1,230.3	1,097.7	12.1%		1,153.4	76.9	6.7%
General and administrative expense	5,333.1	4,312.1	23.7%		5,021.3	311.8	6.2%

Total selling, general and administrative expense	6,563.4	5,409.8	21.3%		6,174.7	388.7	6.3%
Cost of drugs	233.0	218.5	6.6%		218.5	14.5	6.6%
Benefit expense as a percentage of premiums	81.3%	80.4%	90	bp	81.1%		20	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.7%	16.5%	(80	)bp	16.4%		(70	)bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation.”

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

	As Reported Three Months Ended September 30				Comparable Basis (1) Three Months Ended September 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$13,644.9	$10,493.4	30.0%		$12,096.6	$1,548.3	12.8%
Specialty Segment	902.7	768.8	17.4%		776.9	125.8	16.2%
Other Segment	(349.1)	(259.6)	(34.5)%		(227.2)	(121.9)	(53.7)%

Total Operating Revenue	14,198.5	11,002.6	29.0%		12,646.3	1,552.2	12.3%

Operating Gain (Loss)
Health Care Segment	$1,093.9	$905.6	20.8%		$1,006.1	$87.8	8.7%
Specialty Segment	128.7	100.2	28.4%		100.2	28.5	28.4%
Other Segment	(15.0)	(21.0)	28.6%		(23.7)	8.7	36.7%

Operating Margin (2)
Health Care Segment	8.0%	8.6%	(60	)bp	8.3%		(30	)bp
Specialty Segment	14.3%	13.0%	130	bp	12.9%		140	bp

	As Reported Nine Months Ended September 30				Comparable Basis (1) Nine Months Ended September 30
($ In Millions)	2006	2005	% Change		2005	$ Change	% Change
Operating Revenue
Health Care Segment	$40,094.0	$31,251.4	28.3%		$35,926.9	$4,167.1	11.6%
Specialty Segment	2,637.3	2,272.3	16.1%		2,296.4	340.9	14.8%
Other Segment	(975.8)	(729.3)	(33.8)%		(629.7)	(346.1)	(55.0)%

Total Operating Revenue	41,755.5	32,794.4	27.3%		37,593.6	4,161.9	11.1%

Operating Gain (Loss)
Health Care Segment	$3,190.4	$2,539.5	25.6%		$2,834.7	$355.7	12.5%
Specialty Segment	380.4	293.6	29.6%		294.1	86.3	29.3%
Other Segment	(55.6)	(91.9)	39.5%		(98.2)	42.6	43.4%

Operating Margin (2)
Health Care Segment	8.0%	8.1%	(10	)bp	7.9%		10	bp
Specialty Segment	14.4%	12.9%	150	bp	12.8%		160	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation.”
(2)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

($ In Millions)	Three Months Ended September 30, 2005
	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$10,315.0	$(132.9)	$10,182.1	$1,505.7	$(14.1)	$1,491.6	$11,673.7
Administrative fees	690.8	(1.9)	688.9	140.7	11.3	152.0	840.9
Other revenue (expense)	144.5	(12.9)	131.6	0.1	—	0.1	131.7

Total operating revenue	11,150.3	(147.7)	11,002.6	1,646.5	(2.8)	1,643.7	12,646.3
Net investment income	154.7	—	154.7	22.5	—	22.5	177.2
Net realized gains (losses) on investments	(0.4)	—	(0.4)	0.6	—	0.6	0.2

Total revenues	11,304.6	(147.7)	11,156.9	1,669.6	(2.8)	1,666.8	12,823.7

Expenses
Benefit expense	8,243.9	(147.7)	8,096.2	1,314.5	(18.0)	1,296.5	9,392.7
Selling, general and administrative expense
Selling expense	370.6	—	370.6	—	19.5	19.5	390.1
General and administrative expense	1,477.2	—	1,477.2	234.2	(4.3)	229.9	1,707.1

Total selling, general and administrative expense	1,847.8	—	1,847.8	234.2	15.2	249.4	2,097.2
Cost of drugs	73.8	—	73.8	—	—	—	73.8
Interest expense	56.1	—	56.1	—	—	—	56.1
Amortization of other intangible assets	59.6	—	59.6	—	—	—	59.6

Total expenses	10,281.2	(147.7)	10,133.5	1,548.7	(2.8)	1,545.9	11,679.4

Income before income taxes	1,023.4	—	1,023.4	120.9	—	120.9	1,144.3
Income taxes	382.7	—	382.7	45.2	—	45.2	427.9

Net income	$640.7	$—	$640.7	$75.7	$—	$75.7	$716.4

Benefit expense as a percentage of premiums	79.9%		79.5%	87.3%		86.9%	80.5%
Selling, general and administrative expense as a percentage of total operating revenue	16.6%		16.8%	14.2%		15.2%	16.6%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

($ In Millions)	Nine Months Ended September 30, 2005
	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$30,806.7	$(411.9)	$30,394.8	$4,381.9	$(38.2)	$4,343.7	$34,738.5
Administrative fees	2,022.8	(9.0)	2,013.8	421.8	33.8	455.6	2,469.4
Other revenue (expense)	419.6	(33.8)	385.8	(0.1)	—	(0.1)	385.7

Total operating revenue	33,249.1	(454.7)	32,794.4	4,803.6	(4.4)	4,799.2	37,593.6
Net investment income	453.2	—	453.2	60.4	—	60.4	513.6
Net realized gains on investments	1.4	—	1.4	4.2	—	4.2	5.6

Total revenues	33,703.7	(454.7)	33,249.0	4,868.2	(4.4)	4,863.8	38,112.8

Expenses
Benefit expense	24,879.6	(454.7)	24,424.9	3,795.0	(50.1)	3,744.9	28,169.8
Selling, general and administrative expense
Selling expense	1,097.7	—	1,097.7	—	55.7	55.7	1,153.4
General and administrative expense	4,312.1	—	4,312.1	719.2	(10.0)	709.2	5,021.3

Total selling, general and administrative expense	5,409.8	—	5,409.8	719.2	45.7	764.9	6,174.7
Cost of drugs	218.5	—	218.5	—	—	—	218.5
Interest expense	168.2	—	168.2	—	—	—	168.2
Amortization of other intangible assets	178.7	—	178.7	—	—	—	178.7

Total expenses	30,854.8	(454.7)	30,400.1	4,514.2	(4.4)	4,509.8	34,909.9

Income before income taxes	2,848.9	—	2,848.9	354.0	—	354.0	3,202.9
Income taxes	1,037.1	—	1,037.1	132.8	—	132.8	1,169.9

Net income	$1,811.8	$—	$1,811.8	$221.2	$—	$221.2	$2,033.0

Benefit expense as a percentage of premiums	80.8%		80.4%	86.6%		86.2%	81.1%
Selling, general and administrative expense as a percentage of total operating revenue	16.3%		16.5%	15.0%		15.9%	16.4%

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended September 30, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$10,674.5	$(181.1)	$10,493.4	$—	$1,603.2	$1,603.2	$12,096.6
Specialty	723.1	45.7	768.8	—	8.1	8.1	776.9
Other	(247.3)	(12.3)	(259.6)	—	32.4	32.4	(227.2)
Commercial Managed Care	—	—	—	1,429.3	(1,429.3)	—	—
Other Insurance Products and Services	—	—	—	217.2	(217.2)	—	—

Total operating revenue	11,150.3	(147.7)	11,002.6	1,646.5	(2.8)	1,643.7	12,646.3
Operating Gain (Loss) (4)
Health Care	916.6	(11.0)	905.6	—	100.5	100.5	1,006.1
Specialty	89.2	11.0	100.2	—	—	—	100.2
Other	(21.0)	—	(21.0)	—	(2.7)	(2.7)	(23.7)
Commercial Managed Care	—	—	—	90.4	(90.4)	—	—
Other Insurance Products and Services	—	—	—	7.4	(7.4)	—	—

	Nine Months Ended September 30, 2005
($ In Millions)	WLP (1) As Reported	Reclassifications (2)	WLP (1) Reclassified	WC (1) As Reported	Reclassifications (2)	WC (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$31,814.7	$(563.3)	$31,251.4	$—	$4,675.5	$4,675.5	$35,926.9
Specialty	2,114.4	157.9	2,272.3	—	24.1	24.1	2,296.4
Other	(680.0)	(49.3)	(729.3)	—	99.6	99.6	(629.7)
Commercial Managed Care	—	—	—	4,131.8	(4,131.8)	—	—
Other Insurance Products and Services	—	—	—	671.8	(671.8)	—	—

Total operating revenue	33,249.1	(454.7)	32,794.4	4,803.6	(4.4)	4,799.2	37,593.6
Operating Gain (Loss) (4)
Health Care	2,562.8	(23.3)	2,539.5	—	295.2	295.2	2,834.7
Specialty	273.0	20.6	293.6	—	0.5	0.5	294.1
Other	(94.6)	2.7	(91.9)	—	(6.3)	(6.3)	(98.2)
Commercial Managed Care	—	—	—	236.4	(236.4)	—	—
Other Insurance Products and Services	—	—	—	53.0	(53.0)	—	—

(1)	WLP = WellPoint, Inc.; WC = WellChoice, Inc.
(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization. In connection with the acquisition of WellChoice, Inc., the Company adopted a consistent practice for reporting minimum premium amendments to fully-insured contracts throughout the combined enterprise.
(3)	The “Comparable Basis” information was calculated by adding the reclassified consolidated statements of income for WellPoint, Inc. and the former WellChoice, Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from WellPoint, Inc.’s acquisition of WellChoice, Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellChoice, Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2005.
(4)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

WellPoint, Inc.

Operating Cash Flow as a Multiple of Net Income

(Unaudited)

($ In Millions)	Three Months Ended September 30, 2006 (1)
	As Reported	Average CMS Monthly Payments	Adjusted
Operating cash flow	$614.7	$448.4	$1,063.1
Net Income	$810.8	—	$810.8
Operating cash flow as a multiple of net income	0.8	—	1.3

(1)	Operating cash flow for the three months ended September 30, 2006, included only two CMS payments of approximately $448.4 million each. If the Company had received a third CMS payment during the quarter to correspond to three months of disbursements, operating cash flow would have been 1.3 times net income. Due to the magnitude of these payments, the Company has presented the “Operating Cash Flow as a Multiple of Net Income” metric on an adjusted basis (which includes these payments in the third quarter 2006 operating cash flow) in order to facilitate period-to-period analysis.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint and WellChoice, Inc. (“WellChoice”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health Networks Inc. merger and WellChoice acquisition within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transactions may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transactions; our ability to meet expectations regarding repurchases of shares of our common stock; our ability to meet expectations regarding the accounting and tax treatments of the transactions and the value of transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellChoice’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the reporting periods of 2006.

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